UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
(Amendment No. 2)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
BEARINGPOINT, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	22-3680505 (I.R.S. Employer Identification No.)

1676 International Drive McLean, Virginia (Address of principal executive offices)	22102 (Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, $0.01 par value	New York Stock Exchange

Series A Junior Participating Preferred Stock Purchase Rights	New York Stock Exchange
     If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]
     If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [   ]
     Securities Act registration statement file number to which this form relates: 001-31451 (if applicable).
Securities to be registered pursuant to Section 12(g) of the Act:
N/A
(Title of Class)

     This Amendment No. 2 hereby amends and restates the registration statement on Form 8-A filed by BearingPoint, Inc. (formerly KPMG Consulting, Inc.) (the “Company”) with the Securities and Exchange Commission (the “SEC”) on September 19, 2002, as amended by Amendment No. 1 filed on October 2, 2002 (the “Registration Statement”). This Amendment No. 2 is being filed to amend and restate Item 1 to the Registration Statement and to file as an exhibit the Second Amendment to the Rights Agreement (as described below), dated as of October 22, 2007.
Item 1.     Description of Registrant’s Securities to be Registered.
     The classes of securities to be registered hereby are the common stock, par value $0.01 per share (“Common Stock”), of the Company, and the associated rights (the “Rights”) to purchase Series A junior participating preferred stock, par value $0.01 per share of the Company (“Series A Preferred Stock”), such Rights to initially trade together with the Common Stock. The Company’s authorized capital stock consists of 1,000,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share.
     Prior to September 19, 2002, the Common Stock and associated Rights were traded on the Nasdaq National Market. A registration statement on Form 8-A registering the Common Stock under Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) was filed with the SEC on August 18, 2000. A registration statement on Form 8-A registering the Rights was filed with the SEC on October 3, 2001 and amended on September 6, 2002. The Common Stock and related Rights are currently registered under Section 12(b) of the Exchange Act pursuant to this Registration Statement.
A.     COMMON STOCK
     The following description of the Common Stock and provisions of the Company’s certificate of incorporation, as amended and restated (the “Certificate of Incorporation”), and bylaws, as amended and restated (the “Bylaws”), are only summaries and are qualified by reference to the Certificate of Incorporation and Bylaws, which have been previously filed with the SEC and are incorporated by reference as exhibits to this Registration Statement.
     The holders of Common Stock are entitled to receive dividends in cash, stock of any corporation, or property of the Company, out of legally available assets or funds of the Company as and when declared by the Company’s board of directors, subject to any dividend preferences of holders of preferred stock. In the event of the liquidation or dissolution of the Company’s business, the holders of Common Stock will be entitled to receive ratably the balance of net assets available for distribution after payment of any liquidation or distribution preference payable with respect to any then outstanding shares of the Company’s preferred stock. Each share of Common Stock is entitled to one vote with respect to matters brought before the stockholders, except for the election of any directors who may be elected by vote of any outstanding shares of preferred stock voting as a class. Holders of Common Stock are not entitled to cumulative voting for the election of directors. There are no preemptive, conversion, redemption or sinking fund provisions applicable to the Common Stock.

     The rights and privileges of the Common Stock may be subordinate to the rights and preferences of any of the Company’s preferred stock.
DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS
     The provisions of Delaware law, and of the Company’s Certificate of Incorporation and Bylaws, may have the effect of delaying, deferring or discouraging another person from acquiring control of the Company, including takeover attempts that might result in a premium over the market price for the shares of Common Stock.
     DELAWARE LAW
     The Company has expressly elected not to be governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner.
     CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS
     The Certificate of Incorporation provides for the division of the Company’s board of directors into three classes as nearly equal in size as possible with staggered three-year terms. Approximately one-third of the Company’s board will be elected at each annual meeting of stockholders.
     In addition, the Certificate of Incorporation provides that directors may be removed only for cause and then only by the affirmative vote of the holders of two-thirds of the outstanding voting power of the Company’s capital stock issued and outstanding and entitled to vote generally in the election of directors, voting as a single class. Under the Certificate of Incorporation, any vacancy on the Company’s board of directors, however occurring, including a vacancy resulting from an enlargement of the Company’s board, may only be filled by vote of a majority of the Company’s directors then in office, even if less than a quorum. The classification of the Company’s board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company.
     The Certificate of Incorporation also provides that any action required or permitted to be taken by the Company’s stockholders at an annual meeting or special meeting of stockholders may only be taken at a stockholders’ meeting and may not be taken by written consent in lieu of a meeting. The Certificate of Incorporation further provides that special meetings of the stockholders may only be called by the chairman of the board of directors or by a majority of the board of directors. The Company’s Bylaws provide that stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board or the chairman of the meeting or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to the Company’s corporate secretary timely written notice, in proper form, of the stockholder’s intention to bring that proposal or nomination before the meeting. In addition to some other applicable requirements, for a stockholder proposal or nomination to be properly brought before an annual meeting by a stockholder, the stockholder generally must have given notice in proper written form to the corporate secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Although the Bylaws do not give the board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Bylaws may have the effect of precluding the consideration of some business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.
     The Certificate of Incorporation includes a fair price provision which prohibits business combinations with a related person, unless either:
     (a) the holders of the Common Stock receive in the business combination either:
(i)	the same consideration in form and amount per share as the highest consideration paid by the related person in a tender or exchange offer in which the related person acquired at least 50% of the outstanding shares of the Common Stock and which was consummated not more than one year prior to the business combination or the entering into of a definitive agreement for the business combination; or
(ii)	not less in amount (as to cash) or fair market value (as to non-cash consideration) than the highest price paid or agreed to be paid by the related person for shares of the Common Stock in any transaction that either resulted in the related person’s beneficially owning 15% or more of the Common Stock, or was effected at a time when the related person beneficially owned 15% or more of the Common Stock, in either case occurring not more than one year prior to the business combination; or
     (b) the transaction is approved by:
(i)	a majority of continuing directors; or
(ii)	shares representing (x) at least two-thirds of the votes entitled to be cast by the holders of all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting as a single class, and (y) a majority of the votes entitled to be cast by holders of all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting as a single class, excluding all shares beneficially owned by any related person or an affiliate of a related person.

     Under the fair price provision, a related person is any person who beneficially owns 15% or more of the outstanding Common Stock or shares of capital stock of the Company outstanding and entitled to vote generally in the election of directors or is an affiliate of the Company and at any time within the preceding two-year period was the beneficial owner of 15% or more of the outstanding Common Stock or shares of capital stock of the Company outstanding and entitled to vote generally in the election of directors. The business combinations involving the Company that are covered by the fair price provision are:
•	any merger or consolidation of the Company or any subsidiary of the Company with or into a related person or an affiliate of a related person;

•	any sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of the Company to a related person or an affiliate of a related person;

•	reclassifications, recapitalizations and other corporate actions requiring a stockholder vote that have the effect of increasing by more than one percent the proportionate share of the outstanding Common Stock or shares of capital stock of the Company outstanding and entitled to vote generally in the election of directors beneficially owned by a related person or an affiliate of a related person; and

•	a dissolution of the Company voluntarily caused or proposed by a related person or an affiliate of a related person.
     A continuing director is a director who is unaffiliated with the related person and who was a director before the related person became a related person, and any successor of a continuing director who is unaffiliated with a related person and is recommended or nominated to succeed a continuing director by a majority of the continuing directors. Under the fair price provision, KPMG LLP and its affiliates are not related persons. In addition, any person who acquires 15% or more of the Common Stock directly from KPMG LLP or its affiliates will not be deemed related persons. The Company’s board of directors has also adopted resolutions excluding Cisco and its affiliates from the definition of related person.
     The Certificate of Incorporation permits the Company’s board of directors, when evaluating:
•	a tender offer or exchange for equity securities of the Company;

•	a potential merger or consolidation of the Company; or

•	the possible purchase of all or substantially all of the properties and assets of the Company to give due consideration to the effect of any of the above transactions on constituencies other than the Company’s stockholders, including employees, suppliers, customers, strategic partners, creditors and others having similar relationships with the Company.

     The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws or to approve mergers, consolidations or the sale of all or substantially all its assets, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. The Certificate of Incorporation requires the affirmative vote of the holders of at least two-thirds of the outstanding voting power of the Company’s capital stock issued and outstanding and entitled to vote generally in the election of directors to amend or repeal certain provisions of the Certificate of Incorporation (discussed above) or to approve mergers, consolidations or the sale of all or substantially all of the Company’s assets. The Bylaws may be amended or repealed by a majority vote of the board of directors, subject to any limitations set forth in the bylaws, and may also be amended by the stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting power of the Company’s capital stock issued and outstanding and entitled to vote thereon. The two-thirds stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series of preferred stock that might be outstanding at the time any such amendments are submitted to stockholders.
     The Certificate of Incorporation authorizes the board of directors to issue, without stockholder approval, preferred stock with such terms as the Company’s board may determine.
     LIMITATIONS OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS
     The Certificate of Incorporation limits the liability of directors to the Company and the Company’s stockholders to the fullest extent permitted by the Delaware General Corporation Law. Specifically, a director will not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability:
•	for any breach of the director’s duty of loyalty to the Company or the Company’s stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.
     The Certificate of Incorporation provides that the Company will indemnify and advance expenses to the Company’s officers and directors to the fullest extent permitted by the Delaware General Corporation Law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on behalf of the Company. These provisions are intended to assist the Company in attracting and retaining qualified individuals to serve as directors.

B.     PREFERRED STOCK
     The board of directors of the Company declared a dividend of one Right for each outstanding share of Common Stock outstanding on October 2, 2001 (the “Record Date”) to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Preferred Stock of the Company, at a price of $90.00 per one one-thousandth of a share of Series A Preferred Stock (the “Purchase Price”), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement, as amended (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A. (formerly EquiServe Trust Company, N.A.), as rights agent (the “Rights Agent”).
     Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding Common Stock (or if such person is a passive investor, 20% or more of the outstanding Common Stock) (an “Acquiring Person”) or (ii) 10 business days (or such later date as may be determined by action of the board of directors prior to such time as any Person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Common Stock (or if such person is a passive investor, 20% or more of the then outstanding Common Stock) (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of the Record Date, by such Common Stock certificate with a copy of this summary of rights attached thereto. A passive investor is a person who acquires beneficial owner of Common Stock pursuant to trading activities undertaken in the ordinary course of such investor’s business and not with the purpose or effect of directing or causing the direction of the management and policies of the Company or otherwise changing or influencing the control of the Company who either (a) has a Schedule 13G on file with the SEC or (b) has a Schedule 13D on file with the SEC and has stated or represented (in the Schedule 13D filing or in a certification to the Company) that such person has no plan, proposal or intent to seek control of the Company and does not amend the Schedule 13D or certification to the Company in a manner inconsistent with such statement or representation.
     The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after the Record Date or upon transfer or new issuance of Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Stock outstanding as of the Record Date, even without such notation or a copy of this summary of rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on October 2, 2011 (the “Final Expiration Date”), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by the Company, in each case, as described below.
     The Purchase Price payable, and the number of shares of Series A Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock, (ii) upon the grant to holders of the Series A Preferred Stock of certain rights or warrants to subscribe for or purchase shares of Series A Preferred Stock at a price, or securities convertible into shares of Series A Preferred Stock with a conversion price, less than the then current market price of the Series A Preferred Stock or (iii) upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Series A Preferred Stock) or of subscription rights or warrants (other than those referred to above).
     The number of outstanding Rights and the number of one one-thousandths of a share of Series A Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Stock, a stock dividend on the Common Stock payable in Common Stock, or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.
     Series A Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Series A Preferred Stock will be entitled to a quarterly dividend payment of 1000 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Series A Preferred Stock will be entitled to an aggregate payment of 1000 times the aggregate payment made per share of Common Stock. Each share of Series A Preferred Stock will have 1000 votes, voting together with the Common Stock. In the event of any merger, consolidation or other transaction in which Common Stock is exchanged, each share of Series A Preferred Stock will be entitled to receive 1000 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.
     Because of the nature of the Series A Preferred Stock’s dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Series A Preferred Stock purchasable upon exercise of each Right approximates the value of one share of Common Stock.
     From and after the occurrence of an event described in Section 11(a)(ii) of the Rights Agreement, if the Rights evidenced by the Rights Certificate are or were at any time on or after the earlier of (x) the date of such event and (y) the Distribution Date acquired or beneficially owned by an Acquiring Person or an Associate or Affiliate (as such terms are defined in the Rights Agreement) of an Acquiring Person, such Rights shall become void, and any holder of such Rights shall thereafter have no right to exercise such Rights.
     In the event that any person becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person and its Affiliates and Associates (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right. If the Company does not have sufficient Common Stock to satisfy such obligation to issue Common Stock, or if the board of directors so elects, the Company shall deliver upon payment of the exercise price of a Right an amount of cash or securities equivalent in value to the Common Stock issuable upon exercise of a Right; provided that, if the Company fails to meet such obligation within 30 days following the date a Person becomes an Acquiring Person, the Company must deliver, upon exercise of a Right but without requiring payment of the exercise price then in effect, Common Stock (to the extent available) and cash equal in value to the difference between the value of the Common Stock otherwise issuable upon the exercise of a Right and the exercise price then in effect. The board of directors may extend the 30-day period described above for up to an additional 60 days to permit the taking of action that may be necessary to authorize sufficient additional Common Stock to permit the issuance of Common Stock upon the exercise in full of the Rights.
     In the event that, at any time after a Person becomes an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of Common Stock of the acquiring company which at the time of such transaction will have a market value of two times the then current Purchase Price of the Right.
     At any time after any Person becomes an Acquiring Person and prior to the acquisition by any person or group of a majority of the outstanding Common Stock, the board of directors of the Company may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment).
     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional share of Series A Preferred Stock will be issued (other than fractions which are integral multiples of one one-thousandth of a share of Series A Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Series A Preferred Stock on the last trading day prior to the date of exercise.
     At any time prior to the time any Person becomes an Acquiring Person, the board of directors of the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (as such price may be appropriately adjusted, the “Redemption Price”). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the board of directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.
     The terms of the Rights may be amended by the board of directors of the Company without the consent of the holders of the Rights, except that from and after such time as any person becomes an Acquiring Person, no such amendment may adversely affect the interests of the holders of the Rights (other than the Acquiring Person and its Affiliates and Associates).
     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.
     On August 22, 2002, pursuant to a share purchase agreement dated as of June 8, 2002 (the “Share Purchase Agreement”), by and among the Company, KPMG DTG, the majority shareholder of KPMG Consulting AG (“KCA”), and minority shareholders of KCA as set forth in the Stock Purchase Agreement, the Company acquired all of the outstanding shares of KCA (the “Acquisition”). In contemplation of the Acquisition, the Company entered into that certain First Amendment to Rights Agreement, dated as of August 19, 2002 (the “First Amendment”).
     Generally, the First Amendment modifies the Rights Agreement to provide that neither the Acquisition nor the issuance of stock to KPMG DTG and other parties under the share purchase agreement, nor any public disclosure of it, would cause any person to become an Acquiring Person under the Rights Agreement or trigger the issuance of Rights Certificates or the exercisability of the Rights themselves. Specifically, the First Amendment provides, among other things, that:
(i)	no person shall become an “Acquiring Person” solely as a result of execution and delivery of the Share Purchase Agreement;

(ii)	the execution and delivery or public disclosure of the Share Purchase Agreement shall not constitute a “Stock Acquisition Date”; and

(iii)	no “Distribution Date” will be deemed to have occurred solely due to the execution and delivery of the Share Purchase Agreement or the transactions contemplated thereby.
     Effective as of October 22, 2007, the Company entered into that certain Second Amendment to Rights Agreement (the “Second Amendment”). Pursuant to the Second Amendment, the definition of Acquiring Person was amended to differentiate between the beneficial ownership threshold necessary to trigger Acquiring Person status for “passive investors” (as defined pursuant to the Second Amendment) (20% or more of the Company’s outstanding shares of Common Stock) and for other Acquiring Persons (15% or more of the Company’s outstanding shares of Common Stock), as described above. Corresponding changes were also made to the definition of Distribution Date.
     A copy of the Rights Agreement is filed as an exhibit to the Company’s Registration Statement on Form 8-A dated October 3, 2001. A copy of the First Amendment is filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on September 6, 2002. A copy of the Second Amendment is filed as Exhibit 4.4 to the Company’s Form 10-Q for the quarter ended June 30, 2007. This summary description of the Rights, the Rights Agreement, the First Amendment and the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, the First Amendment and the Second Amendment, which are hereby incorporated herein by reference.
Item 2.     Exhibits.
Exhibit No.     Description
1.1	Amended and Restated Certificate of Incorporation, dated as of February 7, 2001, which is incorporated herein by reference to Exhibit 3.1 to the Company’s Form 10-Q for the quarter ending March 31, 2001.

1.2	Amended and Restated Bylaws, amended and restated as of August 2, 2007, which is incorporated herein by reference to Exhibit 3.1 to the Company’s Form 8-K filed with the SEC on August 8, 2007.

1.3	Certificate of Ownership and Merger merging Bones Holding into the Company, dated October 2, 2002, which is incorporated herein by reference to Exhibit 3.3 to the Company’s Form 10-Q for the quarter ended September 30, 2002.

1.4	Rights Agreement, dated as of October 2, 2001, between the Company and Computershare Trust Company, N.A. (formerly EquiServe Trust Company, N.A.), which is incorporated herein by reference to Exhibit 1.1 to the Company’s Registration Statement on Form 8-A dated October 3, 2001.

1.5	Certificate of Designation of Series A Junior Participating Preferred Stock, which is incorporated herein by reference to Exhibit 1.2 to the Company’s Registration Statement on Form 8-A dated October 3, 2001.

1.6	First Amendment to Rights Agreement between the Company and Computershare Trust Company, N.A. (formerly EquiServe Trust Company, N.A.), dated as of August 19, 2002, which is incorporated herein by reference to Exhibit 99.1 to the Company’s Form 8-K filed with the SEC on September 6, 2002.

1.7	Second Amendment to Rights Agreement between the Company and Computershare Trust Company, N.A. (formerly EquiServe Trust Company, N.A.), dated as of October 22, 2007, which is incorporated herein by reference to Exhibit 4.4 to the Company’s Form 10-Q for the quarter ended June 30, 2007.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this amendment to the Company’s Registration Statement on Form 8-A to be signed on its behalf by the undersigned, thereto duly authorized.

Date: October 22, 2007	By:	/s/ Judy A. Ethell
Judy A. Ethell
Chief Financial Officer

INDEX TO EXHIBITS
Exhibit No.     Description
1.1	Amended and Restated Certificate of Incorporation, dated as of February 7, 2001, which is incorporated herein by reference to Exhibit 3.1 to the Company’s Form 10-Q for the quarter ending March 31, 2001.

1.2	Amended and Restated Bylaws, amended and restated as of August 2, 2007, which is incorporated herein by reference to Exhibit 3.1 to the Company’s Form 8-K filed with the SEC on August 8, 2007.

1.3	Certificate of Ownership and Merger merging Bones Holding into the Company, dated October 2, 2002, which is incorporated herein by reference to Exhibit 3.3 to the Company’s Form 10-Q for the quarter ended September 30, 2002.

1.4	Rights Agreement, dated as of October 2, 2001, between the Company and Computershare Trust Company, N.A. (formerly EquiServe Trust Company, N.A.), which is incorporated herein by reference to Exhibit 1.1 to the Company’s Registration Statement on Form 8-A dated October 3, 2001.

1.5	Certificate of Designation of Series A Junior Participating Preferred Stock, which is incorporated herein by reference to Exhibit 1.2 to the Company’s Registration Statement on Form 8-A dated October 3, 2001.

1.6	First Amendment to Rights Agreement between the Company and Computershare Trust Company, N.A. (formerly EquiServe Trust Company, N.A.), dated as of August 19, 2002, which is incorporated herein by reference to Exhibit 99.1 to the Company’s Form 8-K filed with the SEC on September 6, 2002.

1.7	Second Amendment to Rights Agreement between the Company and Computershare Trust Company, N.A. (formerly EquiServe Trust Company, N.A.), dated as of October 22, 2007, which is incorporated herein by reference to Exhibit 4.4 to the Company’s Form 10-Q for the quarter ended June 30, 2007.